Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to incorporation by reference in Registration Statements Nos. 333-51508, 33-64313, 333-51512, 333-27563, 333-63756, 333-81441, 333-63754, 333-110098, 333-51506, 333-115849, 333-121755, 333-121754 and 333-124863 on Form S-8 and 333-126559 on Form S-3 of Nash-Finch Company of our report dated February 28, 2007, with respect to the consolidated financial statements and related financial statement schedule of Nash-Finch Company and subsidiaries, Nash-Finch Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nash-Finch Company and subsidiaries, included in the Annual Report on Form 10-K of Nash-Finch Company for the fiscal year ended December 30, 2006.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 28, 2007

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